Exhibit 10.34

August 15, 2013

David Roth

12 Sterling Road

Wellesley, MA 02482

Dear David,

On behalf of Infinity Pharmaceuticals, Inc. (the “Company”), I am pleased to offer you the position of Senior Vice President, Clinical Development and Medical Affairs in the Clinical group initially reporting to Pedro Santabarbara..

Effective Date: The effective date of your full-time employment with the Company shall be Monday, September 9, 2013.

1.	Salary: Your base salary will be $14,038.46 per biweekly pay period (equivalent to $365,000 on an annualized basis). In addition, in accordance with the Company’s regular compensation practices, you will receive, approximately annually, a salary review, and the Company may adjust your salary based on your performance, the Company’s performance, and/or such other factors as may be determined at the sole discretion of the Company’s Board of Directors or its designee. Your salary increase for 2014 will be prorated based on your start date.

2.	Sign on Bonus: The Company will pay you a bonus of $125,000 minus all applicable taxes on the date of the first paycheck following commencement of your full-time employment. Should you terminate your employment with the Company for any reason within 24 months of your effective date, and upon request of the Company, you will repay this bonus which repayment will be prorated monthly over the 24 month period following your effective date based on your termination date.

3.	Transition Bonus: To enable your transition to the Company from your previous employer’s long term incentive/retirement program, we offer you the following additional bonus (in addition to the one time sign on bonus referred to in paragraph 2 above), subject to your provision of documentation evidencing your current employer’s payment schedule to the reasonable satisfaction of the Company prior to the effective date of your employment. The Company will pay you this transition bonus as follows during the first regularly scheduled payroll in the month listed:

•	February, 2014 $250,000

•	February, 2015 $250,000

•	December, 2016 $450,000

David Roth August 15, 2013	2 | Page

Should you terminate your employment with the Company for any reason within 24 months after receiving either of the 2014 or 2015 bonus payments, and upon request of the Company, you will repay such bonus which repayment will be prorated monthly over the 24 month period following the date you received such bonus payment based on your termination date.

All bonus payments made under paragraphs 2 and 3 are subject to federal, state and local taxes and will be borne by you. In order to be eligible for any such bonus payment, you must be actively employed by Infinity at the time the payment is made, however, should you terminate prior to a scheduled payment for reasons other than voluntary termination or “for cause” (as defined in the attached Severance Agreement policy), you will remain eligible for future payments, subject to approval of the Company’s Compensation Committee.

4.	Contingent Compensation: In addition to your salary and benefits, you may be eligible to participate in the Infinity Contingent Compensation program, beginning in 2013. This program may result in a cash bonus, depending on your and the Company’s achievements of goals and objectives, as well as overall business conditions. The Contingent Compensation program is administered by the Company’s Board of Directors in their sole discretion. For those hired within the plan year, your cash bonus payment will be pro-rated based on your hire date. In order to be eligible for any type of payment under the program, you must be actively employed by the Company at the time the payment is made.

5.	Benefits: You may participate in any and all of the benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing these programs.

6.	Vacation: Upon your date of hire, you will start to accrue vacation time at a rate of 15 days per year, which may be taken in accordance with Company policy; 14 paid holidays annually will be observed.

7.	Equity Participation, Vesting of Stock: Subject to approval by the Company’s Board of Directors, you will be granted a stock option exercisable for 60,000 shares of the Company’s Common Stock. A complete description of the terms and conditions of the stock option award will be contained in the Infinity Pharmaceuticals 2010 Stock Incentive Plan and the form of stock option agreement to be entered into by you and the Company. The option will vest as to one fourth (1/4) of the shares on the first anniversary of your commencement of full-time employment with the Company and as to one forty-eighth (1/48) of the shares monthly thereafter until all shares are vested, provided that you remain employed by the Company. In addition, in accordance with the Company’s compensation practices, you will receive, approximately annually, a merit stock review which shall be based on your performance, the Company’s performance, and other such factors as may be determined by the Company’s Board of Directors.

David Roth August 15, 2013	3 | Page

8.	Employment At-Will: Your employment with the Company will be at-will, meaning that you will not be obligated to remain employed by the Company for any specified period of time and the Company will not be obligated to continue your employment for any specific period. Both you and the Company may terminate the employment relationship, with or without cause, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company (except as described herein).

9.	Proprietary Information, No Conflicts: As a condition of employment, you agree to execute the Company’s standard form of Invention, Non-Disclosure, and Non-Competition Agreement and to be bound by all of the provisions thereof. You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement, or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company.

10.	Employment Eligibility Verification: Please note that all persons employed in the United States are required to complete an Employment Eligibility Verification Form on the first day of employment and to submit an original document or documents that establish identity and employment eligibility within three business days of employment.

11.	Successors and Assigns: This letter of offer will be binding upon and inure to the benefit of the Company’s successors and assignees. In the event of a merger or consolidation (whether or not the Company is the surviving or the resulting corporation), the surviving or resulting corporation will be bound by the obligations set forth in this letter offer.

12.	Contingencies: This offer is expressly contingent upon the successful completion of a pre-employment background and reference checks.

David, all of us here at Infinity are very enthusiastic about your commitment to joining the Company and have the highest expectation of your future contributions.

David Roth August 15, 2013	4 | Page

Please indicate your understanding and acceptance of the foregoing terms of your employment by signing the enclosed copy of this letter and returning it to Jeanette Kohlbrenner no later than August 19, 2013. After that date, the offer will expire.

Very truly yours,

Julian Adams

President of Research & Development

The foregoing correctly sets forth the terms of my at-will employment by Infinity Pharmaceuticals, Inc.

/s/ David A. Roth	August 18, 2013
David Roth	Date